SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]           Preliminary Proxy Statement
[  ]          Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]          Definitive Proxy Statement
[X]         Definitive Additional Materials
[  ]          Soliciting Material Pursuant to Section 240.14a-12

WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 7
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

           1)  Title of each class of securities to which transaction applies:
           2)  Aggregate number of securities to which transaction applies:
           3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
           4) Proposed maximum aggregate value of transaction: $0.00
           5) Total fee paid: $0.00

[  ]       Fee paid previously with preliminary materials.
[  ]       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
           1) Amount Previously Paid:
           2) Form, Schedule or Registration Statement No.:
           3) Filing Party:
           4) Dated Filed:

October 18, 2019

[rep name]
[rep company]
[rep address]
[city], [state] [zip code]

Re:
WNC Housing Tax Credit Fund VI, L.P., Series 7, a California limited partnership

(the “Partnership”)

Link to Consent Solicitation:
http://news.wncinc.com/Downloads/NF67Proxy.pdf

Dear Registered Rep:

Please know that a Consent Solicitation Statement dated October 18, 2019 (the “Solicitation”) was sent to your client(s) and other limited partners in the Partnership (the “Limited Partners”) in regard to a proposed sale (the “Proposal”) of the Partnership’s final investment asset: Timberwolf Townhomes Limited Partnership, a Minnesota limited partnership. (Timberwolf Townhomes is referred to below as “TTLP” or the “Local Limited Partnership,” the Partnership’s interest therein is referred to below as “Local Limited Partnership Interest,” the real property of the Local Limited Partnership is referred to below as “Apartment Complex,” and the general partners of the Local Limited Partnership are referred to as “TTLP Local General Partners.”)

In the aggregate, the original Limited Partners have received a net Federal tax credit return of approximately 100.5% of invested capital.

On such date as the last asset of the Partnership is sold, the Partnership would be dissolved (the “Dissolution”). Upon Dissolution, the Partnership would be wound up, and thereafter the Partnership would be terminated and cease to exist (the “Termination”).

The managing general partner of the Partnership (the “MGP”) is recommending the Proposal. Reasons for the recommendation include:

●
The sale of TTLP or the Dissolution may allow Limited Partners to use their unused passive losses.
●
The Dissolution and Termination will eliminate the need for Limited Partners to include on their individual tax returns Schedule K-1 activity with respect to the Partnership. Many Limited Partners find the Schedule K-1 required from their investment in the Partnership complicated to report on their own tax returns. That may require individuals to incur tax return preparation costs they would not otherwise have to incur.

714.662.5565 17782 Sky Park Circle, Irvine, California 92614
wncinc.com

●
The TTLP Apartment Complex no longer produces tax credits, which was a principal benefit of investing in the Local Limited Partnership. TTLP will be the last remaining Local Limited Partnership just prior to the sale of TTLP.
●
It is now possible to sell the Apartment Complex or the Local Limited Partnership Interest without a recapture of prior tax credits.
●
A third-party opinion of value of the TTLP Apartment Complex as set forth in the most recent restricted appraisal is described in the Solicitation. That Apartment Complex is considered to be significantly underwater.
●
Under the terms of the TTLP governing partnership agreement, the TTLP Local General Partners hold (i) an option to purchase the Local Limited Partnership Interest (the “Option”); and (ii) a right of first refusal to purchase such interest.
●
The Partnership has enough cash to pay its obligations for the foreseeable future. However, the Partnership’s only continuing revenue is the annual reporting fee and/or distributions it receives from TTLP. TTLP is required to pay an annual reporting fee of $750 and annual distributions to the Partnership pursuant to the TTLP governing partnership agreement. The Partnership has waived the fee for at least the last two years and no distributions have been paid by TTLP for at least the last two years. Accordingly, the Partnership’s continued ownership of the TTLP investment asset would have the effect of depleting the Partnership’s cash over time. The Partnership’s accrued and current expenses are set forth in “FINANCIAL INFORMATION - Selected Financial Data” and Exhibit B in the Solicitation.
●
The Partnership was intended only to hold its investments for a single cycle of acquisition, generation of credits and disposition, and the Partnership’s governing limited partnership agreement does not permit the Partnership to raise additional equity capital or to make new capital investments. Accordingly, the Partnership cannot make capital improvements or otherwise invest to continue its ownership of the TTLP Local Limited Partnership to generate any additional economic benefit from future tax credits.
●
The TTLP Apartment Complex is aging and the need for capital improvements and upgrades exists or may arise.
●
Maintenance and administrative expenses associated with an aging Apartment Complex may increase.

If you have any questions please contact Investor Services by phone or email at investorservices@wncinc.com

Best regards,
Emmet Hargrave
Vice President Fund Management

CLIENT LIST: [client names]